Exhibit 99.1

Ultralife Corporation Comments on M-ATV SATCOM-On-The-Move System Order Status

NEWARK, N.Y.--(BUSINESS WIRE)--October 20, 2009--Ultralife Corporation (NASDAQ: ULBI) commented on the M-ATV SATCOM-On-The-Move System (SOTM) order status. In response to a program status requested by an elected representative on the company’s behalf, management has been informed that the U.S. Defense Department had intended to place orders for the company’s SOTM systems through the company’s defense contractor customer. However, since there was only one contract in place in time to meet the delivery schedule for SOTM systems under the MRAP All Terrain Vehicle (M-ATV) program, orders are being placed with a defense contractor other than the company’s customer. Ultralife does not have information through any official government posting to confirm details of orders for SOTM systems under the M-ATV program.

Additionally, Ultralife had been shipping SATCOM system cables to the vehicle prime contractor for the M-ATV program for installation during vehicle assembly. Management has been notified by the vehicle prime contractor that it will not be placing additional orders for cables related to the M-ATV program.

Separately, Ultralife is announcing today that it has received an order for SOTM systems unrelated to the M-ATV program valued at approximately $20 million.

About Ultralife Corporation

Ultralife Corporation, which began as a battery company, now serves its markets with products and services ranging from portable and standby power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Ultralife’s family of brands includes: Ultralife Batteries, Stationary Power Services, RPS Power Systems, ABLE, McDowell Research, RedBlack Communications and AMTI. Ultralife’s operations are in North America, Europe and Asia. For more information on Ultralife, visit www.ultralifecorp.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company’s analysis only as of today’s date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

CONTACT:
Ultralife Corporation
Julius Cirin, 315-332-7100
jcirin@ultralifecorp.com
or
Investor Relations:
Lippert/Heilshorn & Associates, Inc.
Jody Burfening, 212-838-3777
jburfening@lhai.com